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                                                                   Exhibit (10w)

                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into and to become effective on the 24th day of October, 2003 (the "Effective Date"), by and between RUSSELL CORPORATION, an Alabama corporation (the "Company"), and JULIO
A. BAREA (the "Executive").

                                    RECITALS:

      The Company and its affiliates are engaged in the design, marketing and manufacturing of branded athletic, activewear and outdoor apparel products. The Company desires to employ the Executive as Senior Vice President of the Company and the Executive desires to be employed by the Company in that capacity.

      NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

ARTICLE 1. EMPLOYMENT OF EXECUTIVE

      Subject to the terms and conditions set forth in this Agreement, the Company hereby employs the Executive and the Executive hereby accepts such employment for the period stated in Article 3 of this Agreement.

ARTICLE 2. POSITION, RESPONSIBILITY AND DUTIES

      2.1 Position and Responsibilities. During the Term (as defined in Section 3.1), the Executive shall serve as Senior Vice President/President and Chief Executive Officer Activewear, or a similar title, of the Company on the conditions herein provided. Executive shall have responsibility for all of the Company's domestic activewear business, which includes the mass retail, artwear and DeSoto Mills operations. The Executive shall report to the President and Chief Operating Officer of the Company (the "COO") and provide such executive services in the management of the Company's business not inconsistent with his position as shall be assigned to him from time to time by the COO and the Chief Executive Officer ("CEO") of the Company.

      2.2 Duties. During the Term and except for illness, vacations consistent with the policies of the Company, periods of temporary sick leave and reasonable time devoted to civic and charitable activities, the Executive shall devote his full business time, attention, skill, energies and efforts to the faithful performance of his duties hereunder and to the business and affairs of the Company and any subsidiary or affiliate of the Company.

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ARTICLE 3. TERM

      3.1 Term of Employment. The term ("Term") of the Executive's employment under this Agreement shall commence on the Effective Date and shall continue until the earliest to occur of the following dates (the "Termination Date"): (a) October 30, 2006; (b) the date of death of the Executive; (c) the Disability Effective Date (as defined in Section 7.1) in the event of "Total Disability" of the Executive (as defined in Section 7.4); (d) the effective date of a termination of the Executive's employment hereunder, by the Company, including any termination by the Company for Cause (as defined in and pursuant to Section 3.2); or (e) the effective date of the Executive's resignation from his employment hereunder, including but not limited to termination by the Executive for Good Reason (as defined in and pursuant to Sections 3.3 and 3.4).

      3.2 Termination for Cause.

            (a) The Company may terminate Executive's employment for Cause solely in accordance with all of the provisions of this Section 3.2.

            (b) For purposes of this Agreement, "Cause" means any one or more of the following:

                  (i) Executive's conviction of a felony other than those felonies involving use of an automobile in violation of any vehicle statute and excluding any liability which is based on acts of the Company for which Executive is responsible solely as a result of his office(s) with the Company, provided that (A) he was not directly involved in such acts and either had no prior knowledge of such intended actions or promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (B) he did not have a reasonable basis to believe that a law was being violated by such acts;

                  (ii) Final determination (which for purposes of this paragraph shall mean the exhaustion of all available remedies and appeals by the Executive or the Executive's refusal to pursue such remedies and appeals) in any action the effect of which is to permanently enjoin Executive from fulfilling his duties under this Agreement;

                  (iii) Executive's willful or intentional material breach of this Agreement;

                  (iv) Executive's gross negligence in performing his duties under this Agreement;

                  (v) Executive's willful or intentional misconduct in the performance of his duties under this Agreement;

      Provided, however, that for purposes of clauses (i) through (v), Cause shall not include any one or more of the following:

                        (A) Executive's bad judgment; or

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                        (B) any act or omission believed by Executive in good
                  faith to have been in or not opposed to the interest of the Company (without intent of Executive to gain, directly or indirectly, a profit to which Executive was not legally entitled).

      3.3 Good Reason.

            (a) During the Term, Executive may terminate his employment hereunder for Good Reason in accordance with the substantive and procedural provisions of this Article. For purposes of this Agreement, Good Reason means the occurrence of any one or more of the following actions or omissions that, unless otherwise specified, occurs during the Term of the Agreement:

                  (i) any failure by the Company to pay Executive's Base Salary or annual bonus in violation of Article 4 of the Agreement;

                  (ii) any failure by the Company to comply with any provision of Articles 2 (including, but not limited to, failure by the Company to reappoint or reelect Executive as Senior Vice President), 4, 5, 6, 8, or 9 of the Agreement;

                  (iii) any material adverse modification in Executive's position, authority, duties or other terms and conditions of Executive's employment;

                  (iv) any material breach of the Agreement by the Company;

                  (v) any termination of employment by the Company that purports to be for Cause, but is not in full compliance with all of the requirements of this Agreement (any such purported termination shall be treated as a termination of employment without Cause for all purposes of this Agreement); or

                  (vi) the failure at any time of a successor to the Company explicitly to assume and agree in writing upon request by the Executive to be bound by the Agreement.

            (b) In the event Executive determines there is Good Reason to terminate, Executive shall notify the Company of the events constituting such Good Reason by a Notice of Termination pursuant to Section 3.4. A delay in the delivery of such Notice of Termination or a failure by Executive to include in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive under this Agreement or preclude Executive from asserting such fact or circumstance in enforcing rights under this Agreement; provided, that no act or omission by the Company shall qualify as Good Reason if Executive's delivery of Notice of Termination occurs more than 3 months after Executive first obtains actual knowledge of such act or omission.

      3.4 Notice of Termination. Any termination by the Executive for Good Reason or by the Company for Cause shall be communicated by Notice of Termination to the Company or the Executive, as the case may be. For purposes hereof, a "Notice of Termination" means a written notice given in accordance with Article 26 of the Agreement which sets forth (a) the specific termination provision in this Agreement relied upon by the party giving such notice, (b) in

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reasonable detail the specific facts and circumstances claimed to provide a basis for such termination of employment, and (c) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date shall be any later date, not more than 15 days after the giving of such Notice, specified in such notice; provided, however, that if no Notice of Termination is given, the Termination Date shall be the last date on which Executive is employed by the Company.

ARTICLE 4. COMPENSATION

      4.1 Base Salary. For all services rendered by the Executive during the Term, the Company shall pay the Executive as compensation a base annual salary (the "Base Salary"), payable in appropriate installments to conform with regular payroll dates for salaried personnel of the Company. On the Effective Date, the annual rate of the Executive's Base Salary shall be $310,000 (the "Annual Base Salary Rate"). Commencing in 2005, the Executive's Annual Base Salary Rate may be increased on or about March 1 each year. The timing of the annual increase shall coincide with increases of other top executives, in accordance with Company policy.

      4.2 Bonus. In addition to the Base Salary provided for in Section 4.1 and the other benefits provided for in this Agreement, the Executive shall be eligible, upon the achievement of certain goals established and communicated to the Executive by the COO or the CEO, to receive an annual bonus, under the Company's Executive Incentive Plan, of up to 100% of his base salary (with a midpoint/target of 50% of his base salary as described in the Company's executive bonus plan) for the year for which the bonus is to be paid. The annual bonus, if any, shall be paid within 90 days after the end of the applicable fiscal year of the Company. The Company agrees that, for the portion of fiscal year 2003 during which Executive is employed by the Company, Executive's bonus will be guaranteed at 75% of base salary earned, and for fiscal year 2004, Executive's bonus will be guaranteed at 50% of base salary earned.

ARTICLE 5. STOCK AWARDS

      5.1 Restricted Stock. In addition to the Base Salary and bonus provided to the Executive pursuant to Article 4 and subject to Section 14(a) below, Executive shall be granted 15,000 shares of restricted common stock of the Company on the Effective Date with the restriction lapsing on December 31, 2006 (the "2003 Restricted Share Grant"). Executive acknowledges and agrees that the 2003 Restricted Share Grant shall be in lieu of all other stock based compensation programs that the Company has granted or will grant to executives in the Company for fiscal years 2003 through 2004. Provided, however, if similarly situated executives receive more stock based compensation than Executives under the Company's stock based compensation programs for fiscal years 2003 through 2004, Executive shall be awarded additional stock based compensation in order to equalize his stock based compensation to other similarly situated executives. If the Executive's employment is terminated by reason of death, Total Disability, by the Company for any reason other than for Cause, or by the Executive for Good Reason, all restrictions on such restricted shares and any other restricted stock granted to Executive shall immediately lapse. If the Executive's employment is terminated by the Company for Cause or by the Executive other than for Good Reason, all shares of restricted common stock granted under this Article 5 or otherwise as to which the restrictions have not lapsed as of the Termination Date shall be forfeited to the Company.

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ARTICLE 6. OTHER EMPLOYEE BENEFITS

      6.1 Participation in Benefit Plans. During the Term, the Executive shall be entitled to participate in any and all Plans (as defined in Section 18(a)) if and to the extent the Executive is eligible to participate in accordance with the terms and provisions of any such Plan. Notwithstanding the foregoing, all vesting periods under all Plans shall be waived and the Executive, upon termination of employment for any reason before the age of retirement under those Plans, shall be considered to have attained the minimum retirement age provided in those Plans (except where waiving such period would violate ERISA). Nothing in this Section 6.1 is intended, or shall be construed, to require the Company to institute any particular plan, program or benefit. If the Executive is prohibited from participating in, or accruing benefits under, any such Plan, the Company shall provide the Executive with comparable benefits outside such Plan.

      6.2 Relocation Expenses. The Company shall reimburse Executive for the costs of relocating from Boca Raton, Florida to the Atlanta, Georgia metropolitan area in accordance with its Relocation Policy in effect as of the Effective Date, provided that such relocation is completed by June 30, 2004. Between the Effective Date and the earlier of (i) the completion of Executive's relocation to the Atlanta, Georgia metropolitan area and (ii) June 30, 2004, the Company will reimburse Executive for transportation expenses between Atlanta and Boca Raton, Florida and other temporary living expenses.

ARTICLE 7. DISABILITY BENEFITS

      7.1 Termination on Total Disability. The Company may only terminate the Executive's employment because of Executive's Total Disability (as defined below) by giving Executive or his legal representative, as applicable, (a) written notice to Executive in accordance with Section 26 of the Company's intention to terminate Executive's employment pursuant to this Section 7.1 and
(b) a Certification delivered to Executive (as defined in Section 7.4). Executive's employment shall terminate effective on the 30th day (the "Disability Effective Date") after Executive's receipt of such notice unless, before the Disability Effective Date, Executive shall have resumed the full-time performance of Executive's duties hereunder.

      7.2 Disability Benefits. If the Company terminates Executive's employment by reason of Executive's Total Disability during the Term, the Company's sole obligation to Executive under Articles 2 and 4 shall be to, in addition to all vested rights arising from Executive's employment as specified in Section 6.1, continue Executive's Base Salary for a period of 180 days following the last day of the month in which Executive's employment is terminated.

      7.3 Other Benefits. The rights of the Executive as enumerated under this
Article 7 upon any said termination of employment in the event of Total Disability of Executive (which shall be treated as retirement for purposes of all Company Plans and benefits) are in addition to any and all other rights and benefits to which the Executive is entitled (or those in which the Executive is otherwise vested or which the Executive has otherwise earned), under the terms of this Agreement (including but not limited to those rights described in Articles 5, 6, 11, and 12).

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      7.4 Definition of Total Disability. For purposes of this Agreement, "Total
Disability" means any medically determinable physical or mental impairment that has lasted for a continuous period of not less than six (6) months and can reasonably be expected to be permanent or of indefinite duration, and that renders Executive unable to perform the duties required under the Agreement.
Such determination shall be made by written certification ("Certification") of Executive's Total Disability by a physician jointly selected by the Company and the Executive; provided that if the Company and Executive cannot reach agreement on the physician, the Certification shall be by a panel of physicians consisting of one physician selected by the Company, one physician selected by the Executive and a third physician jointly selected by those two physicians.

ARTICLE 8. REIMBURSEMENT OF EXPENSES

      The Company recognizes that the Executive will incur, from time to time, expenses for the benefit of the Company and in furtherance of the Company's business, including, but not limited to, expenses for entertainment, travel and other business expenses. The Executive shall be reimbursed for all said expenses in accordance with the Company's policy and practice applicable thereto. In the event of the termination of the Executive's employment for any reason, the Company shall reimburse the Executive (or in the event of death, his personal representative) for expenses incurred by the Executive on behalf of the Company prior to the Termination Date to the extent such incurred expenses have not been previously reimbursed by the Company.

ARTICLE 9. VACATION

      Commencing January 1, 2004, the Executive shall be entitled to four (4) weeks paid vacation during each calendar year.

ARTICLE 10. TERMINATION COMPENSATION

      Upon the termination of the Executive's employment by the Executive for Good Reason or by the Company other than for Cause, the Executive (or in the event of his subsequent death, his designated beneficiary) shall be paid the greater of (i) the Base Salary for the remaining Term of this Agreement, or (ii) the amount Executive would be entitled to under the Company's Severance Pay Plan applicable to senior executives in effect from time to time.

ARTICLE 11. REIMBURSEMENT OF CERTAIN EXPENSES

      The Company shall reimburse the Executive for all legal costs and expenses, including attorneys' fees, reasonably incurred by the Executive in connection with any dispute or disputes arising out of violations of a Confidential Retirement and Consulting Agreement between the Executive and Sara Lee Corporation dated as of August 31, 2001 (the "Consulting Agreement"), provided that:

            (a) the alleged violations of the Consulting Agreement arise from the Executive's acceptance of employment with and employment by the Company; and

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            (b) immediately prior to the Effective Date, Executive was not in fact in violation of any provision of the Consulting Agreement which is the subject of such a dispute; and

            (c) the Company shall have the right to select counsel to represent Executive in any dispute arising out of the Consulting Agreement.

Executive represents that except for the Consulting Agreement, he is not a party to nor bound by any covenant, including a non-compete or non-solicitation agreement, by virtue of any prior employment or arrangement.

ARTICLE 12. POST-TERMINATION OBLIGATIONS

      All payments and benefits provided to the Executive under this Agreement shall be subject to the Executive's reasonable compliance with the following provisions during the Term and following the termination of the Executive's employment:

      12.1 Assistance in Litigation. The Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to the Executive. The Company shall promptly reimburse the Executive for his out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Section 12.1.

      12.2 Confidential Information. The Executive shall not disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company, its subsidiaries or affiliates, or to any businesses operated by them, and the Executive confirms that such information constitutes the exclusive property of the Company; provided, however, that the foregoing shall not prohibit the Executive from disclosing such information to the extent necessary or desirable in connection with obtaining financing for the Company (or furnishing such information under any agreements, documents or instruments under which such financing may have been obtained) or otherwise disclosing such information to third parties or governmental agencies in furtherance of the interests of the Company, or as may be required by law.

            (a) Noncompetition. The Executive shall not: (a) during the Term of the Agreement and for one (1) year thereafter, without the prior written consent of the Company, engage, directly or indirectly, as a licensee, owner, manager, consultant, officer, employee, director, investor or otherwise, in any business in material competition with the Activewear business of the Company; or (b) usurp for his own benefit any corporate opportunity under consideration by the Company during his employment, unless the Company shall have finally decided not take advantage of such corporate opportunity. The restrictions of part (a) of this Section 12.3 shall not apply to a passive investment by the Executive constituting ownership of less than five percent (5%) of the equity of any entity engaged in any business described in part (a) of this Section 12.3. The Executive acknowledges that the possible restrictions on his activities which may occur as a result of his performance of his obligations under this Section
12.3 are required for the reasonable protection of the Company.

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      12.3 Failure to Comply. In the event that the Executive shall fail to comply with any provision of this Article 12, and such failure shall continue for thirty (30) days following delivery of notice thereof by the Company to the Executive, all rights hereunder of the Executive and any person claiming under or through him shall thereupon terminate and no person shall be entitled thereafter to receive any payments or benefits hereunder (except for indemnification rights under the Company's Bylaws, or other documents or policies and under the Company's director and officer liability insurance policies, and for benefits under Plans as provided in Section 6.1 which have been earned or otherwise fixed or determined to be payable prior to such termination).

ARTICLE 13. BENEFICIARY

      The Executive shall name one or more primary beneficiaries and one or more contingent beneficiaries, who shall be entitled to receive any amounts payable following the death of the Executive under this Agreement, which beneficiary or beneficiaries shall be subject to change from time to time by Executive giving notice in writing to the Board. A beneficiary may be a trust or other entity, an individual or the Executive's estate. If the Executive fails to designate a beneficiary, primary or contingent, then and in such event, such benefit shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive's estate. If a named beneficiary entitled to receive any death benefit is not living or in existence at the death of the Executive or dies prior to asserting a written claim for any such death benefit, then and in any such event, such death benefit shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, such benefit shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive's estate. If a named beneficiary is receiving or is entitled to receive payments of any such death benefits and dies before receiving all of the payments due him, any remaining benefits shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, but if there are not primary or contingent beneficiaries then living or in existence, the balance shall be paid to the estate of the beneficiary who was last receiving the payments.

ARTICLE 14. INDEMNIFICATION

            (a) In addition to the fees and expenses specified in Article 11 above, the Company shall indemnify the Executive to the maximum extent permitted by applicable law for any and all liability of the Executive arising out of any action or claim that Executive's employment by the Company violates or is in breach of the Consulting Agreement. Notwithstanding the foregoing, the maximum amount payable by the Company hereunder in the event Executive must pay any amounts under Section 14 of the Consulting Agreement, exclusive of Executive's legal fees, if any, shall be $450,000, net of taxes.

            (b) The Company shall indemnify the Executive during his employment and thereafter to the maximum extent permitted by applicable law for any and all liability of the

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Executive arising out of, or in connection with his employment by the Company;
provided, that in no event shall such indemnity of the Executive at any time during the period of his employment by the Company be less than the maximum indemnity provided by the Company at any time during such period to any other officer or director under an indemnification insurance policy or the bylaws or charter of the Company or by agreement.

ARTICLE 15. NO SET-OFF OR MITIGATION

      Executive's right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and not subject to set-off, counterclaim or legal or equitable defense. Time is of the essence in the performance by the Company of its obligations under this Agreement. Any claim which the Company may have against Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by Executive to enforce any rights against the Company under this Agreement. Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement by seeking new employment or self-employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to Executive as the result of Executive's employment by another employer or self-employment.

ARTICLE 16. SUCCESSORS

      This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company by purchase, merger, consolidation or otherwise to all or substantially all of the business assets of the Company, to assume expressly and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Any successor to the business or assets of the Company which assumes or agrees to perform this Agreement by operation of law, contract, or otherwise shall be jointly and severally liable with the Company under this Agreement as if such successor were the Company.

ARTICLE 17. NO WAIVER

      Executive's failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement. A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.

ARTICLE 18. DEFINITIONS

      For purposes of this Agreement, the terms specified below shall have the following meanings:

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      (a)   "Plans" mean the Company's retirement, health, disability, life insurance, long-term disability insurance, long-term incentive plans, nonqualified deferred compensation and tax-qualified retirement plans or any other plans or benefits offered by the Company to its executives generally, including the Company's Supplemental Executive Retirement Plan.

      (b)   "Taxes" means federal, state, local or other income or other taxes.

ARTICLE 19. SEVERABILITY

      All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by a competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

ARTICLE 20. ASSIGNMENT PROHIBITED

      This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that nothing in this Article 20 shall preclude (a) the Executive from designating a beneficiary to receive any benefit payable under this Agreement upon his death, (b) the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights under this Agreement to the person or persons entitled thereto or (c) the Company from assigning this Agreement to any successor of the Company in accordance with the provisions of Article 16.

ARTICLE 21. NO ATTACHMENT

      Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

ARTICLE 22. HEADINGS

      The headings of articles, paragraphs and sections herein are included solely for convenience of references and shall not control the meaning or interpretation of any of the provisions of this Agreement.

ARTICLE 23. GOVERNING LAW

      The parties intend that this Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the State of Georgia and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Georgia shall be applicable and shall govern to the exclusion of the law or any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

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ARTICLE 24. BINDING EFFECT

      This Agreement shall be binding upon, and inure to the benefit of, the Executive and his heirs, executors, administrators and legal representatives and the Company and its permitted successors and assigns.

ARTICLE 25. COUNTERPARTS

      This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

ARTICLE 26. NOTICES

      All notices, requests and other communications to any party under this Agreement shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth below or such other address or telefacsimile number as such party may hereafter specify for the purpose by notice to the other party:

            (a) If to the Executive:

                  Mr. Julio A. Barea
                  575 Sandpiper Way
                  Boca Raton, Florida 33431

            (b) If to the Company:

                  Russell Corporation
                  3330 Cumberland Boulevard
                  Suite 800
                  Atlanta, Georgia 30339
                  Attn: General Counsel

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (ii) if given by any other means, when delivered at the address specified in this Article 26.

ARTICLE 27. MODIFICATION OF AGREEMENT

      No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this Article 27 may not be waived except as herein set forth.

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ARTICLE 28. TAXES

      To the extent required by applicable law, the Company shall deduct and withhold all necessary Taxes required by law to be withheld from any payments made pursuant to the terms of this Agreement.

ARTICLE 29. DISPUTE RESOLUTION

            (a) Except as to actions described in Section 6 herein, this Section shall apply for purposes of any disputes which arise under this Agreement as follows: in the event of any dispute under this Agreement, the party who has the claim under this Agreement shall give the party to whom the claim is against reasonable notice and, except in an emergency situation, a reasonable opportunity to cure. The party who has the claim agrees to promptly submit such dispute to binding arbitration. The arbitration hearing shall be completed within 90 days of the first to occur of the notice referred to above or submission to arbitration if no such notice is given.

            (b) Such arbitration shall be conducted in accordance with this Agreement and, where not inconsistent, the appropriate commercial arbitration rules of the American Arbitration Association ("AAA"), and shall be held in Fulton County, Georgia at such location within Fulton County as shall be determined by the AAA. Each side shall name one arbitrator. The two arbitrators shall select a third arbitrator either by mutual agreement or from a list submitted by the AAA in accordance with AAA rules. The arbitrators shall permit reasonable discovery in accordance with Federal Rules of Civil Procedure and the local Rules of the U.S. District Court for the Northern District of Georgia. The arbitrators shall make written findings of fact and conclusions of law reflecting the appropriate substantive law. The decision of the arbitrators shall be rendered within 30 days of the close of the arbitration hearing and shall be final and binding. The Company shall pay all of the expenses of arbitration (including the expenses of the arbitrators and the AAA).

            (c) In any arbitration proceeding pursuant to subsection (ii) above, this Agreement shall be governed as to all matters, including validity, interpretation, and enforcement, by the laws of the State of Georgia, except as superseded by the laws of the United States.

            (d) The parties agree that any attempt to avoid arbitration by instituting procedures in any other forum will constitute a material breach under this Agreement and will cause irreparable harm to the other party, including, but not limited to disrupting business and incurring legal expenses, thereby requiring an immediate judicial order to return the cause to arbitration and terminate any other proceedings. Judicial orders to enforce the arbitration provisions of this Agreement and otherwise in aid of arbitration may be entered by the federal and state courts located in Fulton County, Georgia at any time prior to or after a final decision by the arbitrators, and the parties hereby submit to personal jurisdiction in the State of Georgia and to venue in such courts.

ARTICLE 30. RECITALS

      The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

ARTICLE 31. EFFECT OF PRIOR AGREEMENTS

      Other than as expressly provided herein, this Agreement supersedes and replaces any prior agreement, understanding or arrangement (whether written or oral) between the Company and the Executive. Each of the parties hereto has relied on his or its own judgment in entering into this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                         EXECUTIVE

                                          /s/ Julia A. Barea
                                         -------------------
                                         Julio A. Barea

WITNESS:

________________________________________

                                         RUSSELL CORPORATION

                                         By: /s/ Floyd G. Hoffman
                                            ---------------------
                                         Its: Senior Vice President
                                             ----------------------

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